Exhibit 99.1

     ACL SEMICONDUCTORS, INC. ANNOUNCES ACQUISITION OF CLASSIC ELECTRONICS.

HONG KONG, March 4, 2004 - ACL Semiconductors, Inc. (OTC Bulletin Board: ACLO) today announced that it has entered into a preliminary agreement with its principal shareholder to acquire 51% of Classic Electronics Ltd. ("Classic") for a total consideration of US$10 million in cash and stock. Hong Kong based Classic, is a distributor of graphic and flash memory products and manufacturer and distributor of VCD monitors. The Company, established in 1998 by the existing majority shareholders of ACL, distributes under its own brand names of "U-Smart", for flash memory products, and "V-Smart" for VCD products and generated sales of US$35 million and net income of US$1.7 million in the 9 months to December 31, 2003.

In announcing the result, Alan Yang, President and CEO of ACL commented," The acquisition of Classic by our flagship company ACL implements the first stage of our strategy to build ACL as a major player in the global semiconductor market. Given the strong and close relationship that ACL enjoys with our key supplier Samsung, our Classic operation will enable us to diversify the range of products, both memory and otherwise, which we distribute and will enable us to benefit from the higher operating margins available on Classics' own proprietary products such as flat panel monitors and graphic memory chips. Consolidation of our sales and marketing departments will result in cost savings and additional synergies will accrue from combining our distribution networks which, to date have been operated on a stand alone basis."

Mr Yang continued, " We believe that the acquisition cost, which values Classic at a price earnings multiple of around 10, will be accretive to the share performance of ACL. Additionally, the cash component of the consideration will be settled through the elimination of intercompany receivables so that ACL will have no direct cash outlay for the purchase of Classic. Given that we anticipate closing on the acquisition by the end of June, consolidation of six months of sales for Classic will enable us to exceed US$100 million in consolidated revenues this year. Our ultimate objective is to complete acquisition of the remaining 49% of Classic by the end of 2004."

ABOUT ACL SEMICONDUCTORS, INC:

ACL has been a leading distributor of Samsung memory chip products, including DRam, Flash, SRam and Mask ROM products for the Hong Kong and Southern China markets since 1991. ACL Semiconductors, Inc. trades on the OTCBB under the symbol, ACLO.

FORWARD-LOOKING STATEMENTS:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

FOR MORE INFORMATION CONTACT:

Nils Ollquist,
Orient Financial Services Limited,
Financial Advisors to ACL Semiconductors.
+852 2521 5210 (Telephone)
+852 2166 8999 (Facsimile)
nao@orientfinancial.com (Email)
www.atlantic.com.hk  (Website)

Dara Podber,
Friedland Capital
201-420-7437
dara@friedlandcapital.com
WWW.FRIEDLANDCAPITAL.COM